Exhibit 99.1

Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports First Quarter 2006 Operating Results

New York, NY, May 9, 2006 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its first quarter ended March 31, 2006.

First Quarter 2006 Financial Highlights

•	Revenue for the first quarter ended March 31, 2006 increased 4.4% to $35.1 million from $33.6 million in 2005.

•	For the quarter, the Company had a net loss attributable to common stockholders of ($2.1) million, or ($0.08) per share, as compared to a net loss of ($340,000), or ($0.01) per share, in 2005.

“This quarter, we took a significant step in our efforts to reduce the Company’s cost structure and we expect to be profitable for the year,” said John Katzman, Chief Executive Officer of The Princeton Review. “Revenue is expected to be strong, especially those related to SES and K-12, where we are currently negotiating several significant contracts with some major school districts. We will continue to address our expense base and drive productivity.”

Test Preparation Services

For the quarter, Test Preparation Services revenue increased by $2.1 million, or 9.3%, from $22.9 million to $25.0 million in 2006. The division experienced solid growth in its SES business. However, retail classroom revenue was down due to the significant enrollment experienced during the first quarter of 2005 as a result of preparation for the then-newly redesigned SAT test.

K-12 Services

For the quarter, K-12 Services revenue declined by $1.0 million, or 13.2%, from $7.9 million to $6.9 million in 2006. This decline was primarily the result of lower sales related to intervention materials as well as a decrease in SES professional development course revenue now recorded primarily by the Test

Preparation Services division. Additionally, there was a reduction in assessment fees related to the New York City Department of Education Interim Assessment Contract, which decided to forgo customary math and reading tests for grades 3 through 8 in the first quarter this year. Total Assessment Services revenue is up primarily due to several new contracts.

Admissions Services

For the quarter, Admissions Services revenue grew by $0.4 million, or 13.6%, from $2.8 million to $3.2 million in 2006 due to an increase in counseling revenue.

Business Outlook

Since the beginning of 2006, the Company has made progress in improving its cost structure. For the remainder of the year, management expects to further reduce costs and increase revenue. The Company’s K-12 Services division is currently negotiating several significant, new contracts with school districts which, if closed, will contribute to revenue growth for the balance of the year.

The Princeton Review will review its first quarter 2006 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 457-2638 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 1768974, through May 12, 2006.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,

	2006	2005 (a)

Revenue
Test Preparation Services	$25,033	$22,885
K-12 Services	6,873	7,919
Admissions Services	3,174	2,794

Total revenue	35,080	33,598
Cost of revenue
Test Preparation Services	7,845	7,037
K-12 Services	4,726	4,023
Admissions Services	1,290	773

Total cost of revenue	13,861	11,833

Gross profit	21,219	21,765
Operating expenses	23,089	21,575

Income (loss) from operations	(1,870)	190
Interest expense	(31)	(309)
Other income, net	—	41
Equity in the loss of affiliates	(67)	(67)

Loss before benefit from income taxes	(1,968)	(145)
Benefit from income taxes	—	—

Net loss	(1,968)	(145)
Dividends and accretion on Series B-1 Preferred Stock	(157)	(195)

Net loss attributed to common stockholders	$(2,125)	$(340)

Basic loss per share - basic and diluted	$(0.08)	$(0.01)

Weighted average shares used in computing net loss per share	27,572	27,570

(a) 2005 results have been restated to reflect certain reclassifications to the divisions’ operating expenses on a basis comparable with 2006.

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2006	December 31, 2005

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,143	$8,002
Accounts receivable, net	25,788	24,897
Inventory	2,828	2,798
Prepaid expenses	2,467	2,229
Other assets	1,310	1,307

Total current assets	35,536	39,233
Furniture, fixtures, equipment and software development, net	16,074	16,155
Goodwill, net	31,506	31,506
Investment in affiliates	1,873	1,938
Other intangibles, net	13,717	13,371
Other assets	3,753	3,168

Total assets	$102,459	$105,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,931	$10,449
Accrued expenses	9,634	10,826
Current maturities of long-term debt	1,469	1,530
Deferred income	18,438	16,548

Total current liabilities	38,472	39,353
Deferred rent	2,408	2,327
Long-term debt	2,681	2,845
Series B-1 Preferred Stock, $.01 par value; 10,000 shares authorized issued and outstanding at March 31, 2006 and December 31, 2005, respectively (liquidation value of $11,018)	10,000	10,000
Stockholders’ equity
Preferred stock, $.01 par value; 4,990,000 shares authorized; none issued and outstanding at March 31, 2006 and December 31, 2005	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 27,572,172 issued and outstanding at March 31, 2006 and December 31, 2005	276	276
Additional paid-in capital	116,449	116,279
Accumulated deficit	(67,555)	(65,430)
Accumulated other comprehensive loss	(272)	(279)

Total stockholders’ equity	48,898	50,846

Total liabilities and stockholders’ equity	$102,459	$105,371